Exhibit 99.1

Nuwellis Announces $5 Million Private Placement and Warrant Inducement Transaction, Priced At-The-Market

MINNEAPOLIS, January 29, 2026 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a medical technology company focused on advancing precision cardiorenal care in critical care settings, today announced that it has entered into a securities purchase agreement with an institutional and accredited investor (the “Investor”) for the purchase and sale of 994,537 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) or (pre-funded warrants in-lieu thereof) together with warrants (the “Private Placement Warrants”) to purchase 1,989,074 shares of Common Stock in a private placement priced at-the-market under Nasdaq rules (the “Private Placement”). The combined effective offering price for each Share (or pre-funded warrant in-lieu thereof) and Private Placement Warrant is $3.09. The Private Placement Warrants will have an exercise price of $2.84 per share, will be exercisable immediately upon issuance, and will expire on the five-year anniversary of the date that a resale registration statement related to the Shares and Private Placement Warrants becomes effective.

The Company also announced today that it has entered into a warrant inducement agreement with the Investor for the immediate exercise of certain outstanding warrants that the Company issued on November 6, 2024 and June 10, 2025 (the “Existing Warrants”), in a transaction priced at-the-market under Nasdaq rules (the “Warrant Inducement”). Pursuant to the warrant inducement agreement, the Investor has agreed to a reduced exercise price of the outstanding Existing Warrants to an amended exercise price of $3.09, and to exercise the outstanding Existing Warrants to purchase an aggregate of 623,585 shares of the Company’s common stock. In consideration for the immediate exercise of the Existing Warrants, the Company also agreed to issue the Investor unregistered warrants to purchase an aggregate of 1,247,170 shares of the Common Stock (the “New Warrants”). The New Warrants will have an exercise price of $2.84 per share, will be exercisable immediately upon issuance, and will expire on the five-year anniversary of the date that a resale registration statement related to the New Warrants becomes effective.

The gross proceeds from the Private Placement and the Warrant Inducement are expected to be approximately $5.0 million, prior to deducting placement agent fees and estimated offering expenses. The Private Placement and the Warrant Inducement are expected to close on or about January 30, 2026, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. acted as the sole placement agent for the Private Placement and the Warrant Inducement.

The offer and sale of the foregoing securities are being made in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and/or Regulation D promulgated thereunder, and the securities have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities issued in the Private Placement and Warrant Inducement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company advancing precision fluid management technologies across the cardiorenal continuum. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations.

Nuwellis is headquartered in Minneapolis, Minnesota. For more information, visit www.nuwellis.com or follow the Company on LinkedIn and X.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, the anticipated closing of the Private Placement and Warrant Inducement and the anticipated use of proceeds therefrom, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

CONTACTS

INVESTORS:
Investor Relations
ir@nuwellis.com

MEDIA:
Leah McMullen
Director of Communications
Leah.mcmullen@nuwellis.com